Exhibit 99.2
August 23, 2007
Mr. Donald Campion
3747 Loch Bend Drive
Commerce Township, MI 48382

Re:	Invitation to become a member of Ecology Coatings’ Board of Directors
Dear Mr. Campion,
     We are delighted that you have agreed to serve as a member of the Board of Directors of Ecology Coatings, Inc. (the “Company”). This letter will confirm our understanding regarding your service. You have agreed to serve as a member of the Board of Directors of the Company (the “Board”), as well as the Chairman and Nasdaq- and SEC-qualified “financial expert” [it’s a defined term] of the Audit Committee of the Board, and will perform the duties of those positions in accordance with the Company’s Amended and Restated Articles of Incorporation and Bylaws and all applicable laws and regulations, copies of which are attached hereto. We understand that you will dedicate such time as is necessary and appropriate to the performance of these duties.
     In consideration of your services the Company shall pay you: (a) an annual retainer of $15,000 for serving as a Director of the Company, and; (b) an annual retainer of $5,000 for serving as Chairman of the Audit Committee of the Board. Such compensation shall be paid on the Commencement Date (as defined below) and on each successive anniversary of the Commencement Date thereafter, provided your service to the Company continues. In addition, the Company will also reimburse you for travel, accommodations and incidental expenses you incur on behalf of or for the benefit of the Company, including traveling to and from Board and committee meetings, upon receipt by the Company’s Chief Accounting Officer of a request from you supported by appropriate receipts and other relevant documentation.
     In addition, on the Commencement Date the Company will grant you a non-qualified stock option under its 2007 Stock Option and Restricted Stock Plan to purchase up to 100,000 shares of the Company’s common stock at a price equal to the closing price of the stock as reported on the OTC Bulletin Board on the day prior to the Commencement Date on the terms and conditions contained in the stock option grant agreements attached hereto. The options shall be restricted as follows: 75% for twelve

(12) months; 50% for twenty-four (24) months, and; 25% for thirty-six (36) months. The options shall have a ten (10) year term from the Commencement Date.
     The agreement contained in this letter shall become effective upon your election as a member of the Board (the “Commencement Date”) and shall continue so long as you continue to serve.
     If the terms set forth in this letter are satisfactory to you, please indicate by signing the enclosed copy of this letter and returning it to me

Yours very truly, Adam S. Tracy, Esq. Vice President, General Counsel & Secretary

Agreed to this 23rd day of August, 2007

Donald Campion

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